Exhibit 10.1

CRYOLIFE, INC.

2007 EXECUTIVE INCENTIVE PLAN

This CryoLife, Inc. 2007 Executive incentive Plan (the “Plan”) was recommended by the Compensation Committee of CryoLife, Inc. (the “Company”) on February 13, 2007, and adopted by the Board of Directors of the Company (the “Board of Directors”) on February 14, 2007. This Plan shall be effective on February 14, 2007.

1.	Statement of Principle

The purpose of the Plan is to reward certain key management personnel for outstanding performance in the management of the Company. The total number of shares of Company Common Stock, $.01 par value (“Common Stock”), which may be awarded pursuant to the Plan shall not exceed 200,000 shares, subject to adjustment pursuant to Section 8 below. All shares of common stock issued hereunder shall be issued pursuant to the 2004 Employee Stock Incentive Plan.

2.	Plan Compensation Committee

The Compensation Committee (the “Committee”) of the Board of Directors is charged with structuring, proposing the implementation of, and implementing the terms and conditions of, the Plan. The Committee shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto) including without limitation the manner of determining financial and accounting concepts discussed in the Plan; and to otherwise supervise the administration of the Plan. All decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee’s sole discretion and shall be final and binding on all persons, including the Company and Participants (hereinafter defined).

3.	Participants

The participants in the Plan for a fiscal year shall be designated by the Committee from the persons who are employed by the Company (“Participants”). The Committee shall designate Participants in the Plan as soon as practicable during the fiscal year in which a person first becomes eligible to be a Participant. Subject to Section 10 below with respect to a Change of Control, once designated as a Participant, the Committee can remove an employee as a Participant with or without cause at any time and the Participant shall not be entitled to any bonus under the Plan for the year in which he or she is removed regardless of when during such year he or she is removed.

4.	Method of Operation

The bonus which a Participant can earn will be based on one or more of the following:

(i)	the revenues of the Company as a whole, adjusted in such fashion as the Committee deems appropriate,

(ii)	the net earnings of the Company as a whole, adjusted in such fashion as the Committee deems appropriate,

(iii)	the personal performance of the Participant, and

(iv)	any such other performance criteria as the Committee may designate

Except as provided in Section 10, or as otherwise provided by the Committee, all calculations shall be performed with respect to completed fiscal years, and if earned, the bonus shall be paid in accordance with Section 6 hereof. Notwithstanding the foregoing, the Committee may alter the bonus formula with respect to any Participant by changing the performance targets at any time prior to December 31 of the year to which the bonus relates, as determined in the sole discretion of the Committee.

5.	No Employment Arrangements Implied

Nothing herein shall imply any right of employment for a Participant, and except as set forth in Section 10 with respect to a Change of Control or as otherwise determined by the Committee, in its discretion, if a Participant is terminated, voluntarily or involuntarily, with or without cause, prior to the end of a given fiscal year, such Participant shall not be entitled to any bonus for such fiscal year regardless of whether or not such bonus had been or would have been earned in whole or in part, but any unpaid bonus earned with respect to a prior fiscal year shall not be affected.

6.	Payment

Within seventy-five (75) days following the end of each fiscal year, the Company shall determine the amount of any bonus earned by each Participant pursuant to the provisions of Section 4 above. Unless otherwise determined by the Committee, such bonus shall be payable 70% in cash and 30% in unrestricted shares of Common Stock, valued at the closing price of the Common Stock on the New York Stock Exchange on the date the bonus is paid. The Company shall pay any bonus earned under the Plan no later than seventy-five (75) days after the end of the fiscal year to which it relates.

7.	Additional Bonus

To the extent provided by the Committee, each Participant shall also have the opportunity to receive an additional bonus above and beyond the bonus described in Section 4 should the company achieve additional adjusted net income goals for a fiscal year, subject to the discretion of the Committee to formulate a different bonus structure as to any Participant. Except as otherwise provided by the Company, this additional bonus is calculated with respect to an entire fiscal year and, if earned, shall be paid in accordance with Section 6 hereof. Notwithstanding the foregoing, the Committee may alter the bonus formula with respect to any Participant by changing the performance targets at any time prior to December 31 of the year to which the bonus relates, as determined in the sole discretion of the Committee.

8.	Recapitalization of Company

In the event a stock split, stock dividend or combination of shares is declared, the maximum number of shares issuable hereunder shall be proportionately adjusted to reflect such split, dividend or combination.

9.	Investment Representation, Restrictions on the Stock and Forfeiture

(A) The shares to be issued to a Participant may be unregistered, at the option of the Company, and in such event the Participant shall execute an investment letter in form satisfactory to the Company, which letter shall contain an agreement that the Participant will not sell, transfer, give or otherwise convey any of such shares for a period of two years from the date on which such shares were issued to the Participant, except in the event of the Participant’s death or termination of employment due to disability or retirement under normal Company benefit plans, but then only in accordance with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder, and the shares shall bear a legend reflecting the investment representation and the unregistered status of the shares.

(B) Shares to be issued pursuant to the Plan will be issued in certificated form and may be issued in the name of a nominee for the benefit of a Participant; provided, however, that any Participant may request that any shares issued in the name of a nominee be reissued in the name of the Participant.

10.	Change of Control

“Change of Control” means the occurrence of one or more of the following events:

(A) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (ii) the

combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 10(A), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company or (4) any acquisition by any corporation pursuant to a transaction that complies with Sections 10(C)(i), 10(C)(ii) and 10(C)(iii);

(B) The occurrence of the following: Individuals who, as of February 14, 2007, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to February 14, 2007 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(C) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of Common Stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(D) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding anything to the contrary contained herein, and in lieu of any other payments due hereunder other than pursuant to this Section 10, within seventy-five (75) days following the date on which a Change of Control shall have occurred, each person who was a Participant at the time of the Change of Control shall be paid a cash bonus hereunder, equal to the following (subject to reduction in the case of certain severance payments, as set forth below): the product of (i) a fraction equal to the number of days in the fiscal year in which the Change of Control occurs up to and including the date of the Change of Control divided by 365, and (ii) the bonus that would have been paid under this Plan, calculated using performance measures equal to the product of (a) the Company’s performance through and including the end of the most recently completed fiscal quarter occurring prior to and in the same fiscal year as the Change of Control (the “Measurement Date”), and (b) a fraction, the numerator of which is 365 and the denominator of which is the number of days in such fiscal year up to and including the Measurement Date;

In addition to any bonus paid or payable pursuant to the foregoing paragraph, any Participant who remains in the employ of the Company on the last day of the fiscal year in which a Change of Control occurs shall be entitled to receive, in cash, to be paid within seventy-five (75) days after the end of the fiscal year, an amount equal to the difference between (a) the bonus that would have been paid to him or her for such fiscal year under the Plan as in effect on the date of the Change of Control, using the Company’s actual performance, and (b) the amount paid pursuant to the foregoing paragraph, but only to the extent that the bonus that would have been paid hereunder is greater than the amount paid pursuant to the foregoing paragraph. Any bonus paid under this Section 10 shall not be utilized for purposes of calculating the severance or change of control payment of any Participant pursuant to any employment or other agreement between the Company and such Participant, and for purposes of any such agreement, payment of any bonus under this Section 10 shall not be deemed to be a payment of a bonus to Participant for purposes of that agreement, unless such agreement shall specifically provide to the contrary.

11.	Amendments and Termination

The Plan may be amended at any time by the Board of Directors and any such amendment shall be effective as of commencement of the fiscal year during which the Plan is amended, regardless of the date of the amendment, unless otherwise stated by the Board of Directors. The Plan may be terminated at any time by the Board of Directors and termination will be effective as of the commencement of the fiscal year in which such action to terminate the Plan is taken. The Plan will terminate, and no further awards may be made hereunder, on December 31, 2011. Any awards granted prior to December 31, 2011 that have not yet been paid as of that date will continue to remain outstanding and will be payable in accordance with and to the extent provided in the Plan and the applicable grant agreements or programs. Notwithstanding the foregoing, no amendment or termination following a Change of Control may in any way decrease or eliminate a payment due pursuant to Section 10.

12.	Overall Limitation upon Payments under Plan

Notwithstanding any other provision in the Plan to the contrary, in no event shall any Participant be entitled to a bonus amount hereunder for any fiscal year in excess of $1.5 million.

13.	Repayment of Bonus Following Restatement

At the discretion of the Committee, awards under the Plan are subject to repayment in the event of a significant restatement of financial results pursuant to the following policy. In the event of such a restatement, the Committee will review all bonuses paid within twelve months prior to the restatement and that were made to Participants on the basis of the Company’s having met or exceeded specific performance targets for performance periods affected by the restatement. If such bonuses would have been lower had they been calculated based on such restated results, then, at the discretion of the Committee, each Participant shall, to the extent permitted by governing law, repay to the Company the amount by which the bonus actually received by such Participant exceeds the amount of the bonus as recalculated using the restated financial results.

14.	Reduction of Bonus Amounts.

Notwithstanding anything to the contrary contained herein, the Committee may, in its discretion, reduce the amount of any award or bonus payable hereunder or determine not to pay any award or bonus hereunder at any time prior to the actual payment of such bonus or award.